Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Thomas G. Bevivino
Executive Vice President & CFO
Email: tbevivino@severnbank.com
Phone: 410.260.2000

Severn Bancorp, Inc. Reports Earnings for the Third Quarter of 2015

Annapolis, MD (October 23, 2015) – Severn Bancorp, Inc., (Nasdaq: SVBI) (“Company”) parent company of Severn Savings Bank, FSB (“Severn”), today announced net income of $1,227,000 or $.06 per share for the third quarter of 2015 compared to net income of $1,068,000 or $.05 per share for the third quarter of 2014. Earnings for the nine months ended September 30, 2015 of $3,457,000 or $0.17 per share were up significantly compared to net income for the nine months ended September 30, 2014 of $1,359,000 or ($.04) per share. Earnings per share is calculated using net income available for common shareholders, which is net income less preferred stock dividends and discount amortization. Severn’s non-performing assets are now at their lowest level in years. The Company also recently announced that the formal agreement between Severn and the Office of the Comptroller of the Currency (the “OCC”) was terminated.

“We are busy at work every day trying to generate revenue and grow the bank in the interest of maximizing our return to shareholders,” stated Alan J. Hyatt, president and chief executive officer. Mr. Hyatt continued, “Severn continues to offer superior community banking services and we expect continued expansion in our commercial banking relationships.”

About Severn Savings Bank: Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $775 million and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.

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Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements. Severn Bancorp, Inc.’s operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in the Company’s general market area, federal and state regulation, competition and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in Severn Bancorp, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014

Summary Operating Results:
Interest income	$7,932	$7,779	$7,860	$8,086	$8,000
Interest expense	2,284	2,243	2,201	2,236	2,153
Net interest income	5,648	5,536	5,659	5,850	5,847
Provision for loan losses	-	100	100	400	250
Net interest income after provision for loan losses	5,648	5,436	5,559	5,450	5,597
Non-interest income	1,469	2,332	900	1,142	1,245
Non-interest expense	5,838	6,368	5,593	5,041	5,754
Income (loss) before income tax provision	1,279	1,400	866	1,551	1,088
Income tax provision	52	35	1	1	20
Net income (loss)	$1,227	$1,365	$865	$1,550	$1,068

Per Share Data:
Basic earnings (loss) per share	$0.06	$0.08	$0.03	$0.10	$0.05
Diluted earnings (loss) per share	$0.06	$0.08	$0.03	$0.09	$0.05
Common stock dividends per share	$-	$-	$-	$-	$-
Average basic shares outstanding	10,088,879	10,088,549	10,070,796	10,067,379	10,067,379
Average diluted shares outstanding	10,116,060	10,113,295	10,093,251	10,095,866	10,101,445

Performance Ratios:
Return on average assets	0.16%	0.18%	0.11%	0.20%	0.14%
Return on average equity	1.47%	1.65%	1.05%	1.88%	1.30%
Net interest margin	3.20%	3.16%	3.22%	3.32%	3.29%
Efficiency ratio*	80.17%	80.27%	86.26%	71.60%	80.40%

*The efficiency ratio is general and administrative expenses as a percentage of net interest income plus non-interest income

	As of
	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014

Balance Sheet Data:
Total assets	$773,977	$781,923	$781,628	$776,328	$769,313
Total loans receivable	597,061	611,823	627,591	643,317	629,342
Allowance for loan losses	(8,689)	(8,944)	(8,964)	(9,435)	(9,282)
Net loans	588,372	602,879	618,627	633,882	620,060
Deposits	536,646	544,112	546,535	543,814	537,743
Borrowings	115,000	115,000	115,000	115,000	115,000
Stockholders' equity	85,876	85,145	84,275	83,810	82,739
Bank's Tier 1 core capital to total assets	14.5%	14.1%	14.0%	13.8%	13.7%
Book value per share	$5.87	$5.80	$5.71	$5.68	$5.57

Asset Quality Data:
Non-accrual loans	$8,778	$10,107	$13,317	$12,845	$10,798
Foreclosed real estate	1,919	2,092	2,211	1,947	5,024
Total non-performing assets	10,697	12,199	15,528	14,792	15,822
Total non-accrual loans to net loans	1.5%	1.7%	2.2%	2.0%	1.7%
Total non-accrual loans to total assets	1.1%	1.3%	1.7%	1.7%	1.4%
Allowance for loan losses	8,689	8,944	8,964	9,435	9,282
Allowance for loan losses to total loans	1.5%	1.5%	1.4%	1.5%	1.5%
Allowance for loan losses to total non-accrual loans	99.0%	88.5%	67.3%	73.5%	86.0%
Total non-performing assets to total assets	1.4%	1.6%	2.0%	1.9%	2.1%
Non-accrual troubled debt restructurings (included above)	1,835	2,128	2,620	2,641	1,853
Performing troubled debt restructurings	24,449	25,591	26,175	27,724	28,828
Loan to deposit ratio	111.3%	112.4%	114.8%	118.3%	117.0%